Exhibit 23.1
Consent of Causon $ Westhoff




                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2004 on the financial statements of TechLite, Inc. as of December 31, 2003 and 2002 and for our reports covering each of the three-year periods ending December 31, 2003 on our audit of the financial statements of International Cavitation Technologies, Inc. as of May 31, 2000 and for the two years then ended, which report is included in the Annual Report on Form 10-KSB/A for the year ended May 31, 2000.



Causon & Westhoff, P.C.


Tulsa, Oklahoma
October 14, 2004